THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of April 27, 2015, between Rodney Bingham (“Executive”) and Thermon Holding Corp., a Delaware corporation (the “Company”).
WHEREAS, Executive currently serves as the Company’s President and Chief Executive Officer; and
WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to continue to employ Executive as its President and Chief Executive Officer; and
THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which both parties expressly acknowledge, Executive and the Company agree as follows:
1.Employment. Company hereby agrees to employ Executive as President and Chief Executive Officer, and Executive accepts such employment and agrees to remain so employed, upon the terms and conditions stated herein.

2.Term. Executive’s employment under this Agreement shall begin on April 27, 2015, and shall continue thereafter until March 31, 2016 (the “Term”), unless sooner terminated in accordance with Section 9 below. At the conclusion of the Term, the parties agree that Executive’s continued service to the Company Group shall be on the basis of an independent contractor and Executive shall only be paid for actual service performed on an as needed basis. Such continued service shall be subject to the terms and conditions of a subsequent consulting agreement to be mutually agreed upon by Executive and the Company.

3.Duties and Responsibilities. Executive shall perform such duties as are reasonably assigned to Executive by the Company’s Board of Directors, to whom Executive will report and shall be accountable. Such duties will include those duties and responsibilities traditionally provided by a President and Chief Executive Officer, and may involve Company affiliates. Executive shall faithfully, diligently, and competently perform such services to the reasonable satisfaction of the Company's Board of Directors, and Executive shall devote his full time and best efforts, skill and attention to the diligent performance and discharge of such duties and responsibilities.

4.Exclusivity and Conflict of Interest. Executive’s employment with Company shall be exclusive. Accordingly, during Executive’s employment with the Company, Executive shall not engage in any business activity other than on the Company’s behalf without the express prior written approval of the Company’s Board of Directors. It will not be a violation of this exclusivity provision for Executive to serve on charitable or civic boards or committees provided that such activity does not interfere with the performance of Executive’s duties and responsibilities under this Agreement. Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and the Company or its affiliates.

5.Base Salary. For services rendered by Executive on the Company’s behalf during Executive’s employment, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of $500,000, effective April 1, 2015, less customary withholding. The Company will pay Executive’s pro-rata Base Salary on the Company’s regular paydays.

6.Incentive Compensation.

(a)Short-Term Incentive. Executive shall be eligible to receive an annual performance-based bonus (“Annual Bonus”) based on the attainment of annual performance targets to be set by the Compensation Committee. The Annual Bonus shall be paid within two and one-half months following the end of the fiscal year in which such bonus was earned, provided that if by such time the determination of whether the Annual Bonus was earned (and the calculation of the amount thereof) is not complete, the Annual Bonus, if any, shall be paid as soon as practicable after such determination and calculation is complete, but in no event later than the last day of December in which the fiscal year end occurs. If (a) Executive is employed by the Company for at least nine months of a fiscal year, but not on the last day of such fiscal year, and (b) Executive’s employment is terminated by the Company for reasons other than Cause (as defined in Section 9(f) below), and (c) based on the results of operations and financial performance of the Company for the entire fiscal year, Executive would have been entitled to an Annual Bonus in respect of such fiscal year had Executive remained employed by the Company on the last day of such fiscal year, Executive shall be entitled to a pro-rata portion of the Annual Bonus (payable at the time set forth above) based upon the portion of the fiscal year during which Executive was employed (e.g., 9 months of employment = 75% of Annual Bonus).

(b)Options. Executive is the recipient of a Stock Option Agreement and Option Award Notice with respect to the Company’s common stock dated May 4, 2011 (collectively, the “Option Agreement”). Provided that Executive honors the terms and conditions of the Option Agreement and of this Agreement, 2,000 options shall vest and become exercisable on May 4, 2015 per the original terms of the Option Agreement, as long as Executive remains employed with the Company through such date. The remaining 2,000 options shall vest and become exercisable on May 4, 2016 per the original terms of the Option Agreement, subject to Executive’s continued service as an independent contractor in accordance with the terms and conditions of a subsequent consulting agreement to be mutually agreed upon by Executive and the Company.

(c)Restricted Stock Units. Executive is the recipient of Restricted Stock Unit Award Agreements with respect to the Company’s common stock dated August 2, 2012, August 1, 2013 and July 31, 2014 (the “RSU Agreements”). Provided that Executive honors the terms and conditions of each relevant RSU Agreement and of this Agreement, 4,563 restricted stock units shall vest per the RSU Agreements on August 1, 2015, 4,647 restricted stock units shall vest per the RSU Agreements on August 2, 2015 and 2,507 restricted stock units shall vest per the original terms of the RSU Agreements on March 31, 2016, as long as Executive remains employed with the Company through each such date. The remaining 4,563 restricted stock units shall vest on August 1, 2016, subject to Executive’s continued service as an independent contractor in accordance with the terms and conditions of a subsequent consulting agreement to be mutually agreed upon by Executive and the Company.

(d)Performance Units. Executive is the recipient of Performance Unit Award Agreements with respect to the Company’s common stock dated August 1, 2013 and July 31, 2014 (each a “PSU Agreement”). Pursuant to the PSU Agreement dated August 1, 2013, provided that Executive honors the terms and conditions of the PSU Agreement and of this Agreement, a target award of 4,563 performance units shall vest per the PSU Agreements on March 31, 2016 and will be earned based on the level of achievement of the Performance Goal (as defined in the PSU Agreement) in accordance with the PSU Agreement, as long as Executive remains employed with the Company through such date. Pursuant to the PSU Agreement dated July 31, 2014, 50% of the target award of performance units vested on March 31, 2015 and will be earned based on the achievement of the relevant Performance Goal and 50% of the target award of performance units shall vest per the PSU Agreements on March 31, 2016 (collectively, the “2014 PSUs”), as long as Executive remains employed with the Company through each such date. The 2014 PSUs shall be earned in accordance with the PSU Agreement based on the achievement of the Performance Goal at the end of the Performance Period (as defined in the PSU Agreement).

7.Vacation and Other Employment Benefits. During Executive’s employment with the Company, Executive shall be entitled to five weeks (25 days) of personal time off per calendar year (pro-rated for partial years), taken at times mutually acceptable to Executive and the Company. Executive may carry over one week of unused personal time off from one calendar year to another. In addition, Executive may participate in those other employee benefit plans that the Company may make generally available to its salaried employees provided that Executive otherwise meets the eligibility requirements of those plans.

8.Expense Reimbursement. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive incurs in connection with performing Executive’s duties under this Agreement, including reasonable business travel and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practice and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

9.Termination. Either party may terminate Executive’s employment upon written notice to the other party.

(a)Should Executive’s employment terminate prior to the end of the Term for any reason other than by the Company without Cause or by reason of death or Disability, then the Company shall pay Executive (i) any earned but unpaid portion of the Base Salary and any accrued but unpaid employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus), each pro-rated through Executive’s employment termination date and (ii) for any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above. Any options, restricted stock units, or performance units which as of the date of termination have not yet vested pursuant to Section 6 above shall be forfeited in accordance with the terms and conditions of the applicable award agreements.

(b)Should Executive’s employment terminate prior to the end of the Term by the Company without Cause or by reason of death or Disability, the Company shall pay Executive or Executive’s estate (i) any earned but unpaid portion of the Base Salary and any accrued but unpaid employment benefit as required by applicable law, each pro-rated through Executive’s employment termination date; (ii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above; and (iii) Executive’s regular Base Salary in equal installments in accordance with the Company’s normal payroll practice for the remainder of the Term subject to the execution, without revocation, of a waiver and release on or within 30 days following the date of his separation from service in the form prescribed by the Company and (iv) any Annual Bonus earned from a prior year but not yet paid and any portion of the Annual Bonus from the current fiscal year that is payable pursuant to Section 6 above, each payable in accordance with Section 6. Any options, restricted stock units, or performance units which as of the date of termination have not yet vested pursuant to Section 6 above shall be treated in accordance with the terms and conditions of the applicable award agreements.

(c)Executive’s employment shall terminate at the end of the Term and the Company shall pay Executive (i) any earned but unpaid portion of the Base Salary, any earned but unpaid Annual Bonus from the current fiscal year that is payable payable pursuant to and in accordance with Section 6 above, and any accrued but unpaid employment benefit as required by applicable law, each pro-rated through Executive’s employment termination date and (ii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above.

(d)On or before the employment termination date, Executive shall return to the Company all of its and its affiliates’ property including all of the Company’s documents, keys, credit cards, computer software, and all copies thereof (except as otherwise agreed upon by Executive and the Company in a subsequent consulting agreement). Other than as set forth in this Section 9 or as set forth in a subsequent consulting agreement, Executive shall not be entitled to any other compensation or benefits (including any bonus) upon termination of employment.

(e)Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board of Directors of the Company (if applicable) and from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

(f)For purposes of this Agreement, “Cause” means any of the following, as reasonably determined by the Company’s Board of Directors and includes: (i) the commission by Executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by Executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Executive of any law regarding employment discrimination or sexual harassment; (v) the failure by Executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to Executive; (vi) the repeated failure by Executive to follow the reasonable directives of any supervisor or the Company’s Board of Directors, which failure is not cured within 30 days after notice to Executive; (vii) the unauthorized dissemination by Executive of confidential information in violation of Section 11 of this Agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Executive (including Executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Executive; (ix) the Company’s discovery that, prior to Executive’s employment with the Company, Executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Executive of this Agreement that is not cured within 30 days after notice to Executive.

(g)For purposes of this Agreement, “Disability” means (i) a physical or mental health condition that causes Executive to be unable to perform his essential job functions for at least 90 consecutive days or for 120 days during any 180 day period, or (ii) that Executive is receiving long term disability benefits under any policy, plan, or program.

10.Patents, Copyrights, Trademarks, and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company’s or its affiliates’ business (whether or not patentable), discovered, developed, or learned by Executive during his employment with the Company or used by the Company or its affiliates in the conduct of their respective businesses are the sole and absolute property of Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Executive will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software. Executive has been notified by the Company and understands that the foregoing provisions of this Section 10 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company or its affiliates was used and which was developed entirely on Executive’s own time, unless the invention: (a) relates to the business of the Company or its affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for the Company or its affiliates.

11.Non-Disclosure and Use of Confidential and Proprietary Information. The Company’s employment of Executive has resulted and will result in Executive’s exposure and access to confidential and proprietary information, to which the Company agrees to continue to provide Executive after this Agreement becomes effective, that includes (among other things) the Company’s and its affiliates’ formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company’s and its affiliates’ owners, directors, officers, and employees, which information is of great value to the Company, its affiliates, their owners, Directors, officers, and employees. Executive shall not, other than on the Company’s behalf, at any time during Executive’s employment with the Company and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by Company’s Chairman of the Board of Directors, required by law or court order, or such information has become publicly available other than by reason of a breach by Executive of this Section 11 or of another individual’s or entity’s violation of an obligation not to disclose such information. Should Executive be required by law or court order to disclose such confidential or proprietary information, Executive shall give the Company’s Chairman of the Board of Directors reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company and its affiliates, regardless of when such information is or was disclosed to Executive.

12.Restrictive Covenants. During Executive’s employment with the Company and for a period of one (1) year after the termination of that employment, Executive agrees to not, directly or indirectly, other than on the Company’s behalf:

(a)Engage or participate, in any country in the world in which the Company does business or has begun to formulate a plan to do business during the term of Executive’s employment with the Company, as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in any business involving a Competitive Business Activity (as defined below), provided that nothing in this Section 12 shall prevent Executive from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Executive has no other involvement with the issuer of such securities. For purposes of this Agreement, “Competitive Business Activity” means the design, engineering, manufacture or sale of heat tracing systems (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, and heat tracing system maintenance;

(b)Solicit any customer or potential customer of the Company or any of its affiliates that Executive had contact with during the term of his employment with respect to the sale or provision of any Competitive Business Activity that the Company or its affiliates manufactured, sold, or was in the process of developing during Executive’s employment with the Company. For purposes of this subsection 12(b), (i) a customer means any individual or entity to which the Company or any of its affiliates sold products or rendered services within the 24 month period immediately preceding Executive’s employment termination date, and (ii) potential customer means any individual or entity to which the Company or any of its affiliates solicited (or had active plans to solicit) within the 12 month period that immediately preceded Executive’s employment termination date; or

(c)Induce or assist in the inducement of any individual or independent contractor (including sales representatives or agents) to terminate or otherwise limit their relationship with the Company or any of its affiliates.

The period of time in which Executive is required to act, or refrain from acting, pursuant to this Section 12 shall be tolled (shall not run) for so long as Executive is in breach of any of Executive’s obligations thereunder.
13.Non-Disparagement. At no time shall Executive, directly or indirectly, ever make (or cause to be made) any disparaging, derogatory or other negative or false statement regarding the Company, its affiliates, their products, services, practices, policies, operations, owners, directors, officers, partners, employees, sales representatives, or agents. The Company shall direct the members of its Board of Directors and its senior executives to not make (or cause to be made) at any time, directly or indirectly, any disparaging, derogatory or other negative or false statement regarding Executive.

14.Injunctive Relief. Executive acknowledges and agrees that the covenants contained in Sections 10 - 13 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect the Company’s legitimate business interests (including without limitation, the protection of its confidential and proprietary information). Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 10 - 13 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief (without the requirement of posting a bond or other security) to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 10 - 13 above. It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court to the fullest extent possible. If any provision of this Agreement (including without limitation Sections 10 - 13) is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.The Company’s Disclosure to Executive’s Prospective or Subsequent Employers. Executive expressly authorizes the Company to disclose this Agreement, any provision hereof, or any other policy or agreement between the Company and Executive to Executive’s prospective or subsequent employers.

16.Mandatory Mediation. Other than disputes involving the covenants and obligations set forth in Sections 10 - 13 above which may be directly filed in a court of competent jurisdiction, Executive and the Company agree that all other disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, will be submitted exclusively first to mandatory mediation in a mutually agreed-upon location, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or under such other rules or under the auspices of such other organization as the parties may mutually agree. All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive, the Company, or any mediator to any third party without the written consent of the Company’s Chairman of the Board of Directors and Executive.

17.Assignment. The services rendered by Executive to the Company are unique and personal. Accordingly, Executive may not assign any of the rights or delegate any of the duties or obligations under this Agreement. This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

18.Clawback Right. Notwithstanding any other provisions of this Agreement, any payments or benefits provided under this Agreement shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the Effective Date of this Agreement.

19.Notices. All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger or by reputable overnight courier. Notices shall be deemed given: (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by facsimile, photo or other electronic means shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger or courier no later than two business days after its delivery by facsimile, photo or other electronic means. All notices shall be addressed as follows: (1) if to the Company: Thermon Holding Corp., 100 Thermon Drive, San Marcos, Texas 78666, Attention: Chief Executive Officer; fax (512) 754 2424; (2) if to Executive: Rodney Bingham, to the home address last shown on the records of the Company; or (in each case) to such other addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 19.

20.Waiver. The Company’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision or of the Company’s right to enforce any such provision or any other provision with respect to Executive. No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman of the Board of Directors.

21.Governing Law. This Agreement shall in all respects be governed by the substantive laws of the State of Texas without regard to its or any other state’s conflict of law rules.

22.Amendment. The terms of this Agreement may be modified only by a writing signed by both Executive and the Company’s Chief Executive Officer.

23.Post-Employment Effectiveness. Executive expressly acknowledges that Sections 10 - 27 of this Agreement remain in effect after the termination of Executive’s employment with Company.

24.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

25.Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties, including, without limitation, the Second Amended and Restated Employment Agreement and any other employment or severance arrangement.

26.Counterparts; Facsimiles. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. A facsimile, photo or other electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original.

27.Construction. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

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EXECUTIVE AND THE COMPANY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Rodney Bingham	THERMON HOLDING CORP.

/s/ Rodney Bingham	By: /s/ Charles Sorrentino
Name: Charles Sorrentino
Its: Chairman of the Board of Directors

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